Calculation of Filing Fee Tables
S-8
QXO, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.00001 per share	Other	45,659,927	$ 18.09	$ 825,988,079.43	0.0001381	$ 114,068.95
Total Offering Amounts:						$ 825,988,079.43		$ 114,068.95
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 114,068.95
Offering Note
[1]	Covers common stock, par value $0.00001 per share, of QXO, Inc. ("Common Stock") under the QXO, Inc. 2024 Omnibus Incentive Compensation Plan (the "Plan") and, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), an indeterminate amount of additional Common Stock that may be offered and issued under the Plan to prevent dilution resulting from stock splits, stock dividends or similar transactions. Represents shares of Common Stock that were added to the shares authorized for issuance under the Plan pursuant to the automatic annual increase in the Plan previously approved by QXO, Inc.'s board of directors and stockholders. Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $18.09 per share, which is the average of the high and low prices of Common Stock on May 12, 2026, as reported on the New York Stock Exchange.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources